Exhibit 10.2

AMEREN DEFERRED COMPENSATION PLAN
2008 Document

WHEREAS, Ameren Corporation (“Ameren”) previously established the Ameren Corporation Deferred Compensation Plan (“Plan”) for certain of its employees; and

WHEREAS, Ameren previously established the Ameren Corporation Executive Incentive Compensation Program Elective Deferral Provisions for Members of the Ameren Leadership Team (“EIC Plan”); and

WHEREAS, effective January 1, 2005, Ameren began administering both the Plan and the EIC Plan with respect to amounts deferred on and after January 1, 2005 in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); and

WHEREAS, effective January 1, 2007, Ameren merged the portions of the EIC Plan into the Plan which relate to post-2004 deferrals and restated the Plan; and

WHEREAS, effective January 1, 2008, Ameren desires to amend the Plan to incorporate provisions consistent with the final regulations promulgated under Code Section 409A; and

WHEREAS, with respect to a participant who had any deferral under the Plan or the EIC Plan after December 31, 2004, Ameren desires to eliminate the “409A grandfathering” of such participant’s pre-2005 deferrals so that all deferrals under the Plan and the EIC Plan of such a participant shall be administered in accordance with Code Section 409A;

NOW, THEREFORE, Ameren hereby clarifies that the provisions of this Plan apply to all amounts deferred under the Plan and the EIC Plan (pre-2005 deferrals and post-2004 deferrals) of a participant who made deferrals on or after January 1, 2005, and effective January 1, 2008, the Plan is restated as follows:

AMEREN DEFERRED COMPENSATION PLAN
2008 Document

AMEREN DEFERRED COMPENSATION PLAN
2008 Document

1.	PURPOSE AND AMENDMENT

The purpose of the Ameren Deferred Compensation Plan (“Plan”) is to provide eligible participants with the opportunity to accumulate capital of up to 50 percent of annual base salary and some or all of the Incentive Awards awarded pursuant to the Ameren Corporation Executive Incentive Compensation Program.  Participation in the Plan is voluntary.  The implementation of the Plan will provide Ameren Corporation and its subsidiaries (“Ameren”) with the means to attract and retain key employees by offering a competitive salary deferral program.  The Plan is administered by the Ameren Services Company (“Company”).

2.	DEFINITIONS

Certain words and phrases are defined when first used in later paragraphs of the Plan.  In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

A.	Ameren: As used herein shall mean Ameren Corporation and its subsidiaries.

B.	Board: The Board of Directors of Ameren Corporation.

C.	Company: As used herein shall mean Ameren Services Company, as agent for Ameren and as administrator of the Plan.

D.
Deferral Account:  Book entries reflecting each Participant’s Deferred Amounts and Interest credited thereon pursuant to the provisions of Section 6.  A separate Deferral Account shall be maintained for each Deferral Commitment commenced hereunder.

E.	Deferral Commitment: The sum of the Salary and Incentive Award deferrals to which the Participant obligates himself pursuant to the provisions of Section 4.

F.	Deferred Amount: The amount of Salary and Incentive Award which a Participant elects to defer pursuant to the provisions of the Plan.

G.	Effective Date: January 1, 2008, as restated and amended from time to time.

H.
Incentive Award:  The portion of an incentive award awarded to an officer, executive or other employee of Ameren pursuant to the provisions of the Ameren Executive Incentive Compensation Program which is deferred pursuant to the provisions of the Plan.

I.	Interest: The amount of interest which a Participant shall be deemed to earn on his Deferred Amounts and which shall be credited to his Deferral Account as determined pursuant to Section 7.

J.	Participant: Any person eligible to participate in the Plan pursuant to Section 3 who elects or has elected to defer a portion of his salary pursuant to the provisions of the Plan.

For purposes of Sections 8 and 9, a Participant who transfers employment to any subsidiary of Ameren Corporation or other entity in which Ameren Corporation has a twenty percent (20%) or greater ownership interest shall be deemed not to have terminated employment as long as such Participant is an employee of such a subsidiary or entity.  However, such individual shall be eligible to continue deferring amounts into the Plan during the calendar year of such transfer only with respect to amounts which qualify as Salary.

K.
Performance-Based Compensation:  An Incentive Award that (a) is based on services performed over a period of at least 12 months and (b) constitutes performance-based compensation as defined in Treasury Regulations issued under Code Section 409A.

L.	Plan: The Ameren Deferred Compensation Plan, as revised and restated.

M.	Plan Year: The 12-month period commencing January 1 and ending on December 31.

N.	Retirement: Termination of employment after attainment of at least age 55.

O.	Salary: The annual base pay of a Participant, exclusive of any income from commissions, benefits, allowances, and/or other incentive plans paid by Ameren.

P.
Specified Employee:  A key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder and the resolutions of the Board of Directors of Ameren Corporation governing such determination.

3.	ELIGIBILITY

Any employee of Ameren who is designated and treated by Ameren as a member of the Ameren Leadership Team shall be eligible to participate in the Plan, unless the Human Resources Committee of Ameren Corporation Board of Directors designates such person as ineligible for the Plan.  Any individual who is eligible to participate in the Plan may become a Participant by commencing a Deferral Commitment.

4.	COMMENCING A DEFERRAL COMMITMENT

A.	Maximum Deferrals:

A Participant may commence a Deferral Commitment by making an election to defer a percentage of Salary, in 1% increments, up to a maximum of 50 percent. The amount of Salary deferred may not reduce the amount of the Participant’s non-deferred Salary for the year of deferral below the maximum level of “Federal Insurance Contributions Act taxable wages” (i.e., the FICA taxable wage base).  Upon application to the Company by a Participant, the Company may, in its discretion, permit a Participant to defer Salary in excess of 50 percent or waive the FICA taxable wage base limitation.  A Participant may defer receiving some or all of an Incentive Award granted to such Participant, as described above, by electing to defer receiving either a percentage of an Incentive Award otherwise payable to him or by electing to defer all of an Incentive Award greater than a set dollar amount.

B.	Irrevocability of Deferral Commitment:

During a Plan Year, a Deferral Commitment shall be irrevocable, and the deferral percentage or amount elected by the Participant thereunder shall not be increased or decreased.

C.	Term of Deferral Commitment:

The term of a normal Deferral Commitment shall be the Plan Year.

D.	Crediting of Deferred Amounts:

The Participant’s Deferred Amounts shall be credited to his Deferral Account by no later than the end of the month in which such amounts would, but for such deferral, be payable to the Participant.

5.	TERMS OF DEFERRAL ELECTION

A Participant’s written election to defer Salary for a Plan Year shall indicate the percentage or amount of Salary and/or Incentive Award which the Participant is electing to defer under the Plan and the method of distribution of such amounts, as permitted under Section 8.  Such election shall be made in accordance with procedures established by the Company by no later than the last date specified for such election, which shall not be later than (a) in the case of an election to defer Salary or an Incentive Award that is not Performance-Based Compensation, the December 31 preceding the first day of the Plan Year for which the Salary or Incentive Award is earned or (b) in the case of an election to defer an Incentive Award which is Performance-Based Compensation, a date (as determined by the Company) no later than the date that is six months before the end of the performance period, provided that, (1) the Participant continuously performs services from the date the performance criteria are established through the date the Participant makes his or her election and (2) the Incentive Award is not substantially certain to be paid and is not readily ascertainable as of such date.  In the case of a Participant who first becomes eligible to participate in this Plan during a Plan Year, an election to defer Salary and/or an Incentive Award may be made within 30 days after the date the employee first becomes eligible to participate in the Plan, provided that the employee has not previously become eligible to participate in any other nonqualified account balance plan maintained by Ameren (as defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A)), with respect to Salary and Incentive Awards paid for services to be performed subsequent to the election, which shall be irrevocable during such initial year of participation. With respect to an Incentive Award, such initial election shall apply only to the portion of such compensation equal to the total amount of compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. However, an election with respect to an Incentive Award may apply to the entire Incentive Award, if elected by the Participant, and/or be made at a later date if otherwise permitted under Section 5(b).

6.	PARTICIPANT DEFERRAL ACCOUNT

There shall be established a Deferral Account in the name of each Participant who elects to defer Salary and/or an Incentive Award by commencing a Deferral Commitment under the provisions of the Plan. A separate Deferral Account will be maintained for each Deferral Commitment commenced by each Participant with respect to Salary and Incentive Awards related to that Deferral Commitment.  The Deferral Account shall reflect the value of the Participant’s Deferred Amounts plus Interest credited thereon with respect to the specific Deferral Commitment.  The records for each Deferral Account maintained for the Participant shall be available for inspection by the Participant at reasonable times, and the Company shall make available to the Participant a statement indicating the aggregate amount credited to each of the Participant’s Deferral Accounts and the value of each such Deferral Account.

7.	INTEREST ON DEFERRED AMOUNTS

Interest calculated at the rate or rates, as hereinafter described, shall accrue from the date Salary and/or Incentive Awards deferrals are credited to the Participant’s Deferral Account and shall be compounded annually and credited to the Participant’s Deferral Account as of the last business day of each Plan Year (or as of such other dates as determined by the Company) for which the Participant has a Deferral Account balance. While the Participant is employed by Ameren, the Participant’s Deferral Account balance shall earn Interest at the “Plan Interest Rate.”  After retirement, termination of employment (in the case of a Specified Employee subject to a 6-month delay described in Section 9.C) or following the death of the Participant, the Participant’s Deferral Account balance shall earn interest at the “Base Interest Rate.”

The “Plan Interest Rate” for any Plan Year shall be 150 percent of the average Mergent’s Seasoned AAA Corporate Bond Yield Index (“Mergent’s Index”, formerly called “Moody’s Index”) for the previous calendar year.  Interest rates are calculated annually as of the first day of the Plan Year.

The “Base Interest Rate” for any Plan Year shall be equal to the average Mergent’s Index for the previous calendar year.

8.	DISTRIBUTION AT RETIREMENT

At the time that a Participant makes an election to defer Salary and/or Incentive Awards under the Plan, he shall select a method for the distribution of the balance of that Deferral Account.  Upon Retirement, the balance of each of the Participant’s Deferral Account(s) shall be distributed to the Participant according to the pay-out method selected by the Participant; provided that, any Deferral Account which is subject to a scheduled payment option pursuant to Section 10 as of the year in which the Participant retires or a year following the year in which a Participant retires shall be paid under Alternative 1.  A Participant may elect to receive his account distribution as a lump sum or in substantially equal installments over a set period up to 15 years.  Under either payment method, a Participant can elect to commence distribution at the time of Retirement or defer such payment(s) until March 1 of the calendar year following Retirement. (For example, a Participant whose Retirement is effective June 1, 2007, may defer payment from his Deferral Account(s) until March 1, 2008.)  Notwithstanding a Participant’s election, payment of benefits shall not be made or commence under this Section 8 prior to the date which is 6 months after the date of a Participant’s Retirement in the case of a Participant who is determined to be a Specified Employee at the time of his Retirement.  During such 6-month delay, a Participant’s Deferral Account will be credited with interest at the Base Interest Rate.  Any payments that would have been paid during such 6-month period shall be paid in a lump sum to the Participant as of the day after the last day of such 6-month period, and all other payments following such 6-month period shall be paid in accordance with the terms of the Plan and the Participant’s election.

A.	Distribution Alternatives:

1.	The balance of the Participant’s Deferral Account to be distributed in a single lump sum, payable the first day of the first month following the month in which Retirement occurs.

2.	The balance of the Participant’s Deferral Account to be distributed in a single lump sum, payable on March 1 of the calendar year following Retirement.

3.	The balance of the Participant’s Deferral Account to be distributed in substantially equal installments over a period of 5 years commencing at Retirement.

4.	The balance of the Participant’s Deferral Account to be distributed in substantially equal installments over a period of 5 years commencing on March 1 of the calendar year following Retirement.

5.	The balance of the Participant’s Deferral Account to be distributed in substantially equal installments over a period of 10 years commencing at Retirement.

6.	The balance of the Participant’s Deferral Account to be distributed in substantially equal installments over a period of 10 years commencing on March 1 of the calendar year following Retirement.

7.	The balance of the Participant’s Deferral Account to be distributed in substantially equal installments over a period of 15 years commencing at Retirement.

8.	The balance of the Participant’s Deferral Account to be distributed in substantially equal installments over a period of 15 years commencing on March 1 of the calendar year following Retirement.

Installment payments (Alternatives 3 through 8) shall be paid annually, unless the Participant elects, at the time Alternatives 3 through 8, as applicable, are elected, to receive them on a monthly basis.  The distribution options available in circumstances where the Participant dies, either before or after Retirement, or is placed on disability status prior to Retirement are described in Sections 10 and 11.  The deferral of payments to the calendar year following Retirement (Alternatives 2, 4, 6 and 8) is not permitted in cases of death or long-term disability.

B.	Subsequent Election Changes:

In accordance with the procedures established by the Company, a Participant may elect to change his method of distribution with respect to Deferral Commitments related to years prior to 2009, with respect to amounts not otherwise payable in 2008, if such an election is made no later than December 31, 2008.

On and after January 1, 2009, a Participant may elect to change his method of distribution with respect to one or more Deferral Accounts in accordance with rules established by the Company.  If a Participant makes such election, then (a) such election shall not take effect until at least 12 months after the date on which such election is made, and submitted to the Company; (b) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; (c) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment; and (d) with respect to a change in payment form, such change may not impermissibly accelerate the time or schedule of any payment under the Plan, except as provided in regulations promulgated by the Secretary of Treasury.

A change in the method of distribution must be made in accordance with the rules and procedures established by the Company.

9.	TERMINATION OF EMPLOYMENT PRIOR TO BECOMING ELIGIBLE FOR RETIREMENT

A.	General:

Except as described in Paragraph B, if a Participant terminates employment after completing one or more Deferral Commitments but prior to becoming eligible for

Retirement, the balance of the Participant’s corresponding Deferral Account(s), including any Deferral Accounts subject to a scheduled payment option under Section 10, shall be distributed in a single sum to the Participant no later than 30 days after the date the Participant terminates employment. The Participant shall not have a right to designate the taxable year of the payment.

B.	Change of Control:

In the event that a Participant terminates employment from Ameren after completing one or more Deferral Commitments but prior to becoming eligible for Retirement and after the occurrence of a Change of Control, the balance of the Participant’s Deferral Account(s), including Interest calculated at the Plan Interest Rate, shall be distributed in a single sum to the Participant no later than 30 days after the date the Participant terminates employment.  For purposes of this Paragraph, Change of Control shall have the same meaning that it has in the Amended and Restated Ameren Corporation Change of Control Severance Plan.  The participant shall not have the right to designate the taxable year of the payment.

C.	Specified Employee Restriction:

Notwithstanding the above, payment of benefits shall not be made under this Section 9 prior to the date which is 6 months after the date of a Participant’s termination of employment in the case of a Participant who is determined to be a Specified Employee at the time of his termination of employment.  In such case, the lump sum amount determined under Section 9.A or 9.B, as appropriate, shall be paid to the Participant as of the day after the last day of such 6-month period.

D.	Termination of Employment:

For purposes of Sections 2N, 8 and 9, a Participant shall be deemed to have terminated employment if Ameren and the Participant reasonably anticipate a permanent reduction in his or her level of bona fide services to a level less than 50% of the average level of bona fide services provided by the Participant in the immediately preceding 36-month period.  Notwithstanding the preceding sentence, no termination of employment shall occur (1) while the  Participant is on military leave, sick leave, or other bona fide leave-of-absence which does not exceed six months or such longer period during which the Participant retains a right to reemployment with Ameren pursuant to law or by contract; or (2) while the Participant is on a leave-of-absence due to a medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more and results in the Participant being unable to perform services for Ameren in his or her position or a substantially similar position and that does not exceed 29 months.  A leave of absence will be a bona fide leave-of-absence only if there is a reasonable expectation that the Participant will return to perform services for Ameren.

10.	SCHEDULE PAYMENT OPTION

At the time a Participant makes an election to defer Salary and/or Incentive Awards under the Plan, he or she may elect for the distribution of the balance of that Deferral Account to be made in a specified year; provided such year is at least three years after the year to which the deferral relates.  Distributions pursuant to this scheduled payment option shall be paid in a lump sum no later than the December 31st of the specified year.

11.	TOTAL DISABILITY OF PARTICIPANT

In the event that it is determined by a duly licensed physician selected by the Company that, because of ill health, accident or other disability, a Participant is no longer able, properly and satisfactorily, to perform his regular duties and responsibilities, and therefore, such Participant has been placed on long term disability ("LTD"), the Company shall commence distribution of the Participant’s Deferral Account(s) in accordance with the distribution method selected by the Participant, but only if the Participant is disabled within the meaning of Code Section 409A(a)(2)(C). Where a Participant had elected a deferral option (Section 8, Alternatives 2, 4, 6 and 8), payments will be made in the same form as elected (i.e., lump sum or installment) but will commence no later than 30 days after the Participant’s LTD effective date, to the extent a distribution is permitted under the previous sentence.  The Participant shall not have a right to designate the taxable year of the payment.  Under this provision, a Participant on LTD status may receive a distribution from his Deferral Account(s) prior to attaining age 55.

12.	DEATH OF PARTICIPANT

A.	Prior to Retirement:

In the event of the Participant’s death after attaining at least age 55, the Company shall commence distribution of the Participant’s Deferral Account(s) to the Participant’s designated beneficiary(ies) according to the method(s) selected by the Participant pursuant to Section 8.  If a Participant dies prior to attaining age 55 and prior to receiving benefits under the Plan, the Company shall commence distribution to the Participant’s designated beneficiary(ies) in a lump sum.  Even if the Participant had chosen a deferral option (Section 8, Alternatives 2, 4, 6 and 8), payment will commence as soon as administratively feasible but no later than 30 days after the month in which the Participant’s death occurs.  Neither the Participant nor a beneficiary shall have a right to designate the taxable year of the payment.

B.	After Retirement:

In the event a Participant dies after his Retirement but prior to receiving benefits under the Plan, the Company shall commence distribution of the Participant’s Deferral Account(s) to the Participant’s designated beneficiary(ies).  Such payments will be made in the same form as elected (i.e., lump sum or installment) but will commence as soon as administratively feasible, but no later than 30 days after the month in which the Participant’s death occurs.  Neither the Participant nor a beneficiary shall have a right to designate the taxable year of the payment.  Where a Participant who is receiving benefits dies, the Company shall continue to make distributions to the Participant’s designated beneficiary(ies) in accordance with the method selected by the Participant.

13.	HARDSHIP DISTRIBUTION

In the event that a Participant (or in the case of the Participant’s death, his beneficiary) suffers a Financial Hardship, the Company may, if it deems advisable in its sole and absolute discretion, distribute on behalf of the Participant, his beneficiary or his legal representative, any portion of the Participant’s Deferral Account(s), but in no event more than the amount reasonably necessary to relieve the Financial Hardship upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Company.  Any such hardship distribution shall be made at such times as the Company shall determine, and the Participant’s Deferral Account(s) shall be reduced by the amount so distributed and/or utilized.  Financial Hardship means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, his or her spouse or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Notwithstanding any other provision of this Plan, if a Participant receives a safe harbor hardship distribution under any tax-qualified employee retirement plan maintained by his or her employer, all deferral elections of the Participant under the Plan shall be suspended for a period of at least 6 months, and the Participant shall not be eligible to resume deferrals hereunder until the Plan Year beginning after expiration of such 6-month period.

14.	DESIGNATION OF BENEFICIARY

The Participant shall designate in writing, on a form approved by the Company, one or more primary and/or secondary beneficiaries who shall receive distributions otherwise payable to the Participant or as otherwise authorized by the Plan, and such beneficiary designation shall be controlling with respect to all Deferral Accounts such Participant may have pursuant to the provisions of the Plan.  The Participant’s spouse, if any, must consent in writing to the designation of a primary beneficiary(ies) other than such spouse as the sole primary beneficiary.  Subject to the requirement of the preceding sentence, the Participant shall have the right, at any time and for any reason, to submit a revised designation of beneficiary.  Such revised designation of beneficiary shall become effective provided it is delivered to the Company prior to the death of such Participant, and it shall supersede all prior designations of beneficiary submitted by the Participant.  A beneficiary may be a natural person or an entity (such as a trust or a charitable organization).

If no designation of beneficiary has been received by the Company from the Participant prior to his death, or if the beneficiary(ies) designated by the Participant has not survived the Participant or cannot otherwise be located by the Company within a reasonable period of time, distributions shall be made to the person or persons in the first of the following classes of successive preference:

1.	The Participant’s surviving spouse.

2.	The Participant’s surviving children, equally.

3.	The Participant’s surviving parents, equally.

4.	The Participant’s surviving brothers and sisters, equally.

5.	The Participant’s personal representative(s), executor(s) or administrator(s).

15.	PAYMENTS TO MINORS OR INCOMPETENTS

Whenever, in the Company’s opinion, a person entitled to receive any payment under the Plan is a minor, is under a legal or other disability or is so incapacitated as to be unable to manage his financial affairs, a distribution may be made to such person or to his legal representative or to a relative or friend of such person for his benefit, or for the benefit of such person in whatever manner the Company considers advisable.  Any payment of a benefit in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

16.	ADMINISTRATION

Except as specified otherwise in the Plan, the Company shall have full power and discretion to administer, construe and interpret the Plan.  Any authorized action or decision under the provisions of the Plan undertaken by the Company arising out of, or in connection with the administration, construction, interpretation or effect of the Plan, or recommendations in accordance therewith, or any rules and regulations adopted by the Company shall be conclusive and binding on all Participants and their beneficiaries and all other persons whosoever.

17.	MISCELLANEOUS

A.
No Trust Created:  The arrangements hereunder are unfunded for tax purposes and for the purposes of ERISA, Title I. Nothing contained in the Plan, and no action taken pursuant to its provisions shall create, or be construed to create, a trust, escrow of any kind, or a fiduciary relationship between Ameren and the Participant, his designated beneficiary(ies), other beneficiaries of the Participant or any other person.

B.
Unsecured General Creditor Status:  Distributions to the Participant or his designated beneficiary(ies) or any other beneficiary(ies) hereunder shall be made from assets which prior to distribution shall continue, for all purposes, to be a part of the general corporate assets and no person (including Participants) shall have any interest in such assets of Ameren, including without limitation the proceeds of life or other insurance policies, by virtue of the provisions of the Plan.  To the extent that any person, including the Participant, acquires a right to receive distributions under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of Ameren  and the obligation to pay constitutes a mere promise of Ameren to make payments in the future.

C.
Recovery of Costs:  In the event that the Company purchases an insurance policy or policies insuring the life of a Participant or any other property to allow Ameren to recover the costs of providing deferred compensation in whole or in part, hereunder, neither the Participant, his beneficiary(ies) nor any other person or persons shall have any rights therein whatsoever. Ameren shall be the sole owners and beneficiaries of any such insurance policy and shall possess and may exercise all incidents of ownership therein.

D.
Protective Provisions:  A Participant shall cooperate with the Company by providing all information requested including a medical history.  In connection therewith, the Company reserves the right to require that the Participant submit to a physical examination if such examination is deemed to be necessary or appropriate.  The costs of all such physical examinations will be paid by the Company.  If the Participant refuses to cooperate with the Company, the Company shall have no further obligation to the Participant under the provisions of the Plan. If the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant or his beneficiary(ies) over and above actual Salary deferrals.

E.
No Contract of Employment:  Nothing contained herein shall be construed to be a contract of employment for any term of years, nor a conferring upon the Participant the right to continue to be employed in his present capacity, or in any capacity.  It is expressly understood that the Plan relates to the payment of deferred compensation for the Participant’s services normally distributable after termination of his employment, and the Plan is not in any way intended to be an employment contract.

F.
Spendthrift Provisions:  Neither the Participant, his beneficiary(ies), nor any other person or persons shall have any power or right to sell, alienate, attach, garnish, transfer, assign, anticipate, pledge or otherwise encumber any part or all of a Deferral Account maintained or distributable hereunder. No amounts hereunder shall be subject to seizure by any creditor of the Participant or a beneficiary, beneficiary(ies) or any other person or persons by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of divorce, legal separation, bankruptcy, insolvency or death of the Participant, his beneficiary(ies), or any other person or persons.  Any such attempted assignment or transfer shall be null and void.

G.
Withholding Taxes:  To the extent required by the law in effect at the time that deferrals are made hereunder, the Company shall withhold from non-deferred compensation the payroll taxes required to be withheld by the federal or any state or local government.

H.
Suspension, Termination and Amendment:  The Board of Directors of Ameren Corporation shall have the power to suspend or terminate the Plan in whole or in part at any time, and from time-to-time to extend, modify, amend or revise the Plan in such respects as the Board of Directors by resolution may deem advisable, provided that (1) no such extension, modification, amendment or revision shall deprive a Participant, or any beneficiary(ies) thereof, of any part or all of the

Participant’s Deferral Account and (2) no attempt to terminate the Plan shall be effective unless such termination complies with the restrictions and requirements applicable under Code Section 409A and the regulations promulgated thereunder in effect at the time of such termination.

I.
Conflicts:  Any conflict in the language or terms or interpretation of the language or terms of the Plan between this Plan document and any other document which purports to describe the rights, benefits, duties or obligations of any Participant, Ameren or any other person or entity shall be resolved in favor of this Plan document.

J.	Validity: In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

K.	Captions: The captions of the articles and sections of the Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

L.
Gender and Plurals:  Wherever used in the Plan, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

M.
Notice:  Any election, beneficiary designation, notice, consent or demand required or permitted to be given under the provisions of the Plan shall be in writing and shall be signed by the Participant.  If such election, beneficiary designation, notice, consent or demand is mailed by a Participant, it shall be sent by United States Certified Mail, postage prepaid, and addressed to the chief human resources officer, Ameren Services Company, P. O. Box 66149, St. Louis, Missouri 63166-6149. The date of such mailing shall be deemed to be the date of such notice, consent or demand.

N.	Governing Law: The Plan, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Missouri.

O.
Disputes:  A Participant who believes that he is being denied a benefit to which he is entitled (hereinafter referred to as “Claimant”), or his representative, may file a written request for such benefit with the Plan Administrator of the Plan setting forth his claim.  The request must be addressed to:  Ameren Services Company, Employee Benefits Department, P.O. Box 66149, MC 533, St. Louis, Missouri 63166-6149, Attention: Plan Administrator, Deferred Compensation Plan.

Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall in fact deliver such reply within such period.  However, the Company may extend the reply period for an additional ninety (90) days for reasonable cause.  If the claim is denied in whole or in part, the

Company will adopt a written opinion using language calculated to be understood by the Claimant setting forth:

1.	the specific reason or reasons for denials.
2.	specific references to pertinent Plan provisions on which the denial is based.
3.	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary.
4.
appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant's right to bring a civil action forllowing an adverse benefit determination on review, and

5.	the time limits for requesting a review and for the actual review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review its determination.  The Claimant or his duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.  The Claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim.  If the Claimant does not request a review of the Company’s determination within such 60-day period, he shall be barred and estopped from challenging its determination.

Within sixty (60) days after the Company’s receipt of a request for review, it will review its prior determination.  After considering all materials presented by the Claimant, the Company will render a written opinion setting forth the specific reasons for his decision and containing specific references to the pertinent Plan provisions on which his decision is based.  If special circumstances require that the 60-day period be extended, the Company will so notify the Claimant and will render the decision as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review.  If the Company makes an adverse benefit determination on review, the Company will render a written opinion using language calculated to be understood by the Claimant setting forth:

1.	the specific reason or reasons for denial,
2.	specific references to pertinent Plan provisions on which the denial is based,
3.	a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim, and
4.	a statement of the Claimant’s right to bring a civil action following an adverse benefit determination on review.

P.	Interpretation of Plan: All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.

IN WITNESS WHEREOF, the foregoing restatement  was adopted on the 13th day of June, 2008.

AMEREN CORPORATION

By:       /s/ Donna K. Martin

Title:  Senior Vice President and Chief Human Resources
       Officer (Ameren Services Company)